UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2017 (June 30, 2017)

Fifth Street Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36701	46-5610118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 West Putnam Avenue, 3rd Floor, Greenwich, CT	06830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (203) 681-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 30, 2017, Fifth Street Holdings L.P. (“Fifth Street Holdings”), a direct partially-owned subsidiary of Fifth Street Asset Management Inc. (the “Company”), entered into an amended and restated credit agreement (the “Credit Facility”) with the guarantors party thereto, the lenders party thereto, Sumitomo Mitsui Banking Corporation, as administrative agent, and Cortland Capital Market Services LLC, as collateral agent (the “Credit Agreement”). The Credit Facility is a $100 million term loan facility that matures on August 1, 2019 or when amounts owing under the Credit Facility otherwise become due and payable under the terms of the Credit Agreement. The Credit Agreement provides for monthly amortization of amounts owing under the facility beginning on January 1, 2018 at a rate of 5.0% of the aggregate amount outstanding as of January 1, 2018, subject to certain reductions.

Until January 1, 2018, borrowings under the Credit Facility bear interest at a variable rate based on either LIBOR or a base rate plus an applicable margin, which is subject to change based on a total leverage ratio. As of the date hereof, borrowings under the Credit Facility accrue interest, at Fifth Street Holdings’ option, at an annual rate of either LIBOR plus 3.0% or a base rate plus 2.0%. After January 1, 2018, borrowings under the Credit Facility will bear interest at Fifth Street Holdings’ option, at an annual rate of either LIBOR plus 5.0% or a base rate plus 4.0%. The Credit Facility is secured by substantially all of the assets of Fifth Street Holdings and certain subsidiaries of Fifth Street Holdings.

The Credit Agreement contains customary affirmative and negative covenants for agreements of this type, including financial maintenance requirements, delivery of financial and other information, compliance with laws, further assurances and limitations with respect to indebtedness, liens, fundamental changes, restrictive agreements, dispositions of assets, acquisitions and other investments, conduct of business and transactions with affiliates.

The description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement that is filed herewith as exhibit 10.1 and incorporated herein by reference.

Purchase Agreement

On June 30, 2017, Fifth Street Holdings entered into a purchase agreement (the “Purchase Agreement”) with New Star Financial, Inc. (“NewStar Financial”). Upon the terms and subject to the conditions set forth in the Purchase Agreement, at the closing, NewStar Financial will acquire 100% of the limited liability company interests of Fifth Street CLO Management LLC (“CLO Management”), a wholly-owned subsidiary of Fifth Street Holdings and the collateral manager for Fifth Street Senior Loan Fund I, LLC (“CLO I”) and Fifth Street SLF II, Ltd. (formerly Fifth Street Senior Loan Fund II, LLC, prior to securitization) (“CLO II”), each a collateralized loan obligation in the Company’s senior loan fund strategy, for an aggregate purchase price of $29.0 million, subject to a post-closing adjustment for working capital. Closing of the transactions contemplated by the Purchase Agreement is subject to the consent of certain holders of notes issued by each of CLO I and CLO II as well as other customary conditions. The Purchase Agreement may be terminated by either party if closing has not occurred by July 20, 2017.

The Purchase Agreement is incorporated herein by reference to provide information regarding the terms of the Purchase Agreement and is not intended to modify or supplement any factual disclosures about the Company in any public reports filed with the Securities and Exchange Commission by the Company. In particular, the assertions embodied in the representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties not set forth in the Purchase Agreement. The representations and warranties set forth in the Purchase Agreement may also be subject to a contractual standard of materiality different from that generally applicable to investors under federal securities laws.

The description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement that is filed herewith as exhibit 10.2 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 2.03 under the caption “Amended and Restated Credit Agreement” is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 7, 2017, the Company issued a press release announcing that it had entered into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Credit Agreement dated as of June 30, 2017 among Fifth Street Holdings L.P., the guarantors party thereto, the lenders party thereto, Sumitomo Mitsui Banking Corporation, as administrative agent, and Cortland Capital Market Services LLC, as collateral agent.

10.2	Purchase Agreement by and between Fifth Street Holdings L.P. and NewStar Financial, Inc., dated as of June 30, 2017.

99.1	Press release dated July 7, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH STREET ASSET MANAGEMENT INC.

Date: July 7, 2017	By:	/s/ Kerry S. Acocella
Name: Kerry S. Acocella
Title: Secretary